UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
GENEDX HOLDINGS CORP.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

GeneDx Holdings Corp.

Supplement to the Proxy Statement for the Annual Meeting of Shareholders to be held on June 14, 2023

This proxy statement supplement (this “Proxy Supplement”) supplements, updates and amends the definitive proxy statement of GeneDx Holdings Corp. (the “Company”) filed with the Securities and Exchange Commission on April 28, 2023 (the “Proxy Statement”) regarding the annual meeting of shareholders to be held on June 14, 2023 (the “Annual Meeting”) at 9:00 a.m. Eastern time.

This Proxy Supplement contains important supplemental information to the Proxy Statement and should be read in conjunction with the Proxy Statement. To the extent that information in this Proxy Supplement differs from, conflicts with, or updates information contained in the Proxy Statement, the information in this Proxy Supplement is more current and shall prevail. The Company is providing you with the following additional information in order to further assist you in voting your shares at the Annual Meeting.

Annual Meeting to be Held Through a “Hybrid” Model: In Person and Online
In addition to holding the Annual Meeting in person at the Company’s corporate headquarters at 333 Ludlow Street, North Tower, Stamford, Connecticut 06902, the Company has determined to make the Annual Meeting also accessible via live audio webcast at www.virtualshareholdermeeting.com/WGS2023 for participants, with detailed attendance methods as outlined below. Even if you are planning on attending the Annual Meeting in person or online, please promptly submit your proxy vote via the Internet, or, if you received a printed form of proxy in the mail, by completing, dating, signing and returning the proxy, so your shares will be represented at the Annual Meeting.
Attending the Annual Meeting Online
•Stockholder of Record: Shares Registered in Your Name. If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the Annual Meeting online via webcast, go to www.virtualshareholdermeeting.com/WGS2023 and enter the 16-digit control number included on your proxy card or notice of the meeting.

•Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. Beneficial owners will receive an email prior to the meeting with a link and instructions, including a 16-digit meeting control number, for accessing the Annual Meeting online. Beneficial owners should contact their bank or broker where their shares are held at least five (5) business days prior to the meeting date in order to ensure access.
Login Time for Annual Meeting Webcast
You can log in to the Annual Meeting webcast 15 minutes prior to the start of the meeting. If you encounter any difficulties accessing the Annual Meeting webcast during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page (www.virtualshareholdermeeting.com/WGS2023) on the day of the meeting.